Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	February 7, 2013

ANCHOR BANCORP WISCONSIN INC. ANNOUNCES

THIRD QUARTER RESULTS

Madison, Wisconsin – Anchor BanCorp Wisconsin Inc. (OTC Market: ABCW) today announced a net loss available to common equity of $15.1 million, or $0.71 per common share, for the three months ended December 31, 2012. This compares to a net loss available to common equity of $12.1 million, or $0.57 per common share and $15.3 million, or $0.72 per common share, for the three months ended September 30, 2012 and December 31, 2011, respectively.

Financial Highlights

•	AnchorBank, fsb (the “Bank) remains adequately capitalized[1] for the tenth consecutive quarter.

•

Tier 1 leverage and total risk-based capital ratios of 4.84 percent and 9.33 percent increased 21 and 27 basis points, respectively, during the quarter and 73 and 126 basis points, respectively, over the past twelve months.

•	Total assets fell during the past nine months, decreasing by $377.1 million or 13.5 percent to $2.4 billion at December 31, 2012.

•	Non-performing loans decreased 34.9 percent to $146.4 million at December 31, 2012 from $224.9 million at March 31, 2012 and $261.2 million at December 31, 2011.

•	Net charge-offs decreased by $3.1 million in the current quarter to $11.7 million from $14.8 million in the quarter ending September 30, 2012.

•

Gross return on mortgage banking totaled $7.8 million in the current quarter, an increase of $3.3 million, or 73.3 percent, from $4.5 million in the preceding quarter; and $2.3 million higher than the $5.5 million reported in the same period a year ago.

•

Cost of funds declined 10 basis points to 1.39 percent in the quarter ending December 31, 2012 compared to 1.49 percent in the preceding quarter, and declined 42 basis points compared to 1.81 percent in the year ago quarter as the Bank continued to judiciously manage deposit pricing.

•

Deposit mix improved as lower cost checking, savings, money market and escrow funds represent 64.7 percent of total deposits at December 31, 2012, up from 62.5 percent at September 30, 2012 and 57.2 percent at March 31, 2012.

•

FHLB advances totaling $150.0 million, with a weighted average floating rate of 1.41 percent, scheduled to mature in January 2015, were prepaid in December 2012 triggering an early termination penalty of $3.5 million.

[1]	Under standard regulatory requirements, a bank must have a tier 1 leverage ratio of 4.0 percent or greater and a total risk-based capital ratio of 8.0 percent or greater to be considered adequately capitalized.

Bank Capital Ratios

	Dec. 31,	Sep. 30,	Dec. 31,	December 31, 2012 Increase (dec.) vs.
(Dollars in thousands)	2012	2012	2011	9/30/12	12/31/11
Tier 1 capital	$116,846	$123,485	$125,811	$(6,639)	$(8,965)
Adjusted total assets	2,414,344	2,667,036	3,064,805	(252,692)	(650,461)
Tier 1 leverage ratio	4.84%	4.63%	4.11%	0.21%	0.73%

Total risk-based capital	$135,880	$144,284	$150,518	$(8,404)	$(14,638)
Risk-weighted assets	1,455,890	1,592,099	1,864,639	(136,209)	(408,749)
Total risk-based capital ratio	9.33%	9.06%	8.07%	0.27%	1.26%

Ref: Bank quarterly net income (loss)	$(6,668)	$(3,710)	$(6,525)	$(2,958)	$(143)

The Bank’s tier 1 leverage and total risk-based capital ratios of 4.84 percent and 9.33 percent at December 31, 2012, increased by 21 and 27 basis points, respectively, compared to September 30, 2012. The ratios benefited from a planned decrease in adjusted total assets, primarily loans held for investment, and risk-weighted assets during the quarter. Risk-weighted assets of $1.5 billion at December 31, 2012 decreased $136.2 million during the quarter reflecting a $143.5 million decrease in 100 percent risk-weighted loans at quarter end.

While the Bank reported higher capital ratios, the Corporation, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations:

•

The Corporation currently owes $116.3 million of loan principal to various lenders led by U.S. Bank under a credit agreement that matures June 30, 2013. In addition, accrued but unpaid interest and fees totaling $55.5 million associated with this obligation are also due and payable at maturity.

•

The Corporation issued $110 million in preferred stock in January 2009 to the United States Treasury pursuant to the Treasury’s Capital Purchase Program (“CPP”). As permitted under the CPP program, the Corporation has deferred 15 quarterly preferred stock dividend payments to the Treasury; resulting in total unpaid dividends of $23.7 million, including compounding.

•	While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to the Corporation for purposes of repayment of the foregoing obligations.

The Corporation continues to work with Sandler O’Neill & Partners, L.P. as its financial advisor in efforts to address its capital needs.

Financial Results

Financial results for the third quarter ended December 31, 2012, include:

•

Net interest margin improved to 2.42 percent for the three months ended December 31, 2012, from 2.18 percent for the same period in the previous year. Interest income decreased $5.8 million or 19.5 percent for the three months ended December 31, 2012, as compared to the same period in the prior year. This change was primarily due to a decline in average balances in the loan portfolio as principal repayments again outpaced new loan origination activity. Interest expense decreased $5.0 million or 36.1 percent for the three months ended December 31, 2012, as compared to the same period in the prior year, due to a planned reduction in certificate of deposit average balances and the rate paid on these accounts.

•

The provision for credit losses decreased $3.7 million to $4.7 million for the three months ended December 31, 2012 compared to $8.4 million in the same period in the previous year. The improvement was largely due to a lower required allowance for losses on impaired loans, reflecting the relatively steady quarter-over-quarter decrease in non-performing loans since June 2010.

•

Non-interest income totaled $11.8 million, up $1.1 million or 10.0 percent, compared to the same period in the previous year. The increase was primarily due to improved results from loan sales and loan servicing income; partially offset by lower net gains on sale of other real estate owned (“OREO”).

•

Total non-interest expense increased by $3.8 million or 12.4 percent, to $34.0 million from $30.3 million in the same period in 2011. The unfavorable variance was primarily due to a $3.5 million penalty incurred upon the prepayment of $150.0 million of FHLB advances in December 2012. Also contributing to the variance was higher OREO expenses primarily due to an increase in provisions for losses on repossessed property. These unfavorable variances were partially offset by lower compensation and benefits, furniture and equipment and other professional expenses, reflecting ongoing efforts to reduce costs. Mortgage servicing rights impairment (recovery) also improved reflecting a slight increase in market interest rates during the current quarter ended December 31, 2012.

“We are pleased to report our tenth consecutive quarter of capital ratios above the threshold to be considered adequately capitalized,” stated Chris Bauer, President and Chief Executive Officer of the Corporation and the Bank. “This is also the fourth consecutive quarter in which our capital ratios have increased over the previous quarter. The improvement in Bank capital ratios is primarily due to the tremendous effort expended to resolve issues in the credit portfolios and the resulting decrease in assets. Despite lower asset totals again this quarter, we are continuing to make progress on implementing strategies to increase Bank profitability by slowing asset runoff to improve our net interest margin,” Bauer added.

Credit Quality

	Dec. 31,	Sep. 30,	Dec. 31,	December 31, 2012 Increase (dec.) vs.
(Dollars in thousands)	2012	2012	2011	9/30/12	12/31/11
Quarterly Financial Results
Provision for credit losses	$4,660	$5,351	$8,380	$(691)	$(3,720)
Net charge-offs	11,750	14,827	15,848	(3,077)	(4,098)

Key Metrics (at period end)
Loans 30 to 89 days past due	31,633	29,354	46,655	2,279	(15,022)
Non-performing loans (NPL)	146,355	156,543	261,152	(10,188)	(114,797)
Other real estate owned	90,000	94,918	86,925	(4,918)	3,075
Non-performing assets	236,355	251,461	348,077	(15,106)	(111,722)
Allowance for loan losses to NPL	57.23%	57.93%	50.13%	-0.70%	7.10%

Certain key credit related metrics continue to trend favorably with loans 30 to 89 days past due rising modestly to $31.6 million as of December 31, 2012 from $29.4 million at September 30, 2012 but falling sharply compared to $46.7 million at December 31, 2011. Non-performing loans of $146.4 million at December 31, 2012 were lower than the preceding quarter and the year ago quarter, decreasing $10.2 million and $114.8 million, respectively. The impact of these trends contributed significantly to the lower provision for credit losses in the current quarter. Despite the decrease in provision for credit losses in the current quarter compared to the prior year quarter, the allowance for loan loss at 57.23 percent of non-performing loans at December 31, 2012 was nearly flat compared to 57.93 percent at September 30, 2012. Running somewhat counter to these favorable variances, other real estate owned decreased during the quarter to $90.0 million, but was up $3.1 million from a year ago reflecting the somewhat irregular financial statement impact of the resolution process for non-performing loans.

Mortgage Banking

	For the Quarter Ending:			December 31, 2012
	Dec. 31,	Sep. 30,	Dec. 31,	Increase (dec.) vs.
(In thousands)	2012	2012	2011	9/30/12	12/31/11
Loan servicing income (loss), net	$(951)	$(590)	$(1,555)	$(361)	$604
Gain on sale of mortgages	7,153	7,176	6,040	(23)	1,113
OMSR (impairment) / recovery	1,570	(2,100)	985	3,670	585

Residential mortgage banking gross returns	$7,772	$4,486	$5,470	$3,286	$2,302

Key Metrics
Origination volume (closed loans)	$283,300	$285,800	$412,800	$(2,500)	$(129,500)
Serviced loan portfolio	2,974,000	3,034,000	3,170,000	(60,000)	(196,000)

Gross returns on residential mortgage banking totaled $7.8 million for the quarter ending December 31, 2012 compared to $4.5 million in the preceding quarter and $5.5 million in the year ago quarter. Higher returns in the quarter ending December 31, 2012 were largely due to an increase in gain on sale of mortgages over the comparable year ago period, reflecting wider margins on the sale of production into the secondary market and the execution of effective hedging strategies. OMSR (impairment) / recovery quarterly results are highly sensitive to changes in mortgage market interest rates as the current quarter reflects a 13 basis point increase in the 10-year Treasury rate. Loan servicing results also reflect the impact of rising interest rates as OMSR amortization expense decreased compared to the year ago period. Residential mortgage origination volume fell to $283.3 million in the current quarter compared to $285.8 million in the preceding quarter and $412.8 million in the year ago quarter as the uptick in interest rates has served to cool industry-wide customer demand for this product.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp Wisconsin Inc.‘s stock is traded in the over-the-counter market under the symbol ABCW. AnchorBank, fsb (the “Bank”), the wholly owned subsidiary, has 55 offices. All are located in Wisconsin.

For More Information

For more information, contact Emily Campbell, VP – Marketing & Communications, at (608) 252-1436.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2012 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.